Exhibit 21.1


                     COMPETITIVE TECHNOLOGIES, INC.

                           _________________

                    Subsidiaries of the Registrant
                    (omitting subsidiaries which do
                      not constitute significant
                             subsidiaries)

                         _____________________



Digital Acorns, Inc. (Delaware)

University Optical Products Co.   (Delaware)

Competitive Technologies of Ohio, Inc.   (Delaware)